Exhibit 10.17 (d)
AMENDMENT NO. 3 TO
EXECUTIVE EMPLOYMENT AGREEMENT
          THIS AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) by and between Mylan Inc. (the “Company”) and Edward J. Borkowski (“Executive”), is made as of December 22, 2008.
          WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement dated as of July 1, 2004, and amended as of April 3, 2006 and March 12, 2008 (the “Agreement”); and
          WHEREAS, the Company and Executive wish to further amend the Agreement as set forth below to comply with Section 409A of the Internal Revenue Code;
          NOW, THEREFORE, the Agreement is hereby amended as follows:
1.	The following sentence is hereby added to the end of Section 4(b) of the Agreement:
Such bonus shall be paid no later than March 15th of the year following the year in which the annual award is no longer subject to a substantial risk of forfeiture.
2.	The second and third sentences of Section 9(a)(ii) of the Agreement are hereby deleted in their entirety and replaced with the following sentences:
Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment. Good Reason shall mean (a) a reduction of Executive’s Base Salary below the Base Salary stipulated in this Agreement, unless all other Chief officers of the Company (other than the CEO) are required to accept a similar reduction, or (b) the removal of Executive from the position of Chief Financial Officer.
3.	Section 9(e) is hereby deleted in its entirety and replaced with the following:
Extension or Renewal. The term of employment may be extended or renewed upon mutual agreement of Executive and the Company. In the event that the Company elects not to make an offer to Executive for continued employment with the Company beyond March 12, 2010, on terms and conditions that are at least as favorable as those provided under this Agreement, Executive’s employment shall terminate as of March 12, 2010, and Executive shall be paid severance in an amount equal to one and one-half (1.5) times the sum of his then-current Base Salary plus his Prior Bonus, and Executive’s health insurance benefits shall be continued for 18 months at the Company’s cost; provided, however, that in the case of health insurance continuation, the Company’s obligation to provide health insurance benefits shall end at such time as Executive, at his option, voluntarily obtains health insurance benefits. If the Company makes an offer to Executive for continued employment beyond March 12,

2010, on terms and conditions that are at least as favorable as those provided under this Agreement and Executive is willing and able to execute a new Agreement, but the term of employment is not extended or renewed on terms mutually acceptable to Executive and the Company beyond March 12, 2010, then, provided that this Agreement has not been sooner terminated for any of the reasons stated in Sections 9(a), (b), (c) or (d) of this Agreement, Executive may terminate his employment as of March 12, 2010, and upon such termination shall be paid severance in an amount equal to his then-current Base Salary plus the Prior Bonus, and Executive’s health insurance benefits shall be continued for 12 months at the Company’s cost; provided, however, that in the case of health insurance continuation, the Company’s obligation to provide health insurance benefits shall end at such time as Executive, at his option, voluntarily obtains health insurance benefits.
4.	Section 9(h) of the Agreement is hereby deleted in its entirety and replaced with the following:
Conditions to Payment and Acceleration; Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.

5.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.
6.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN INC.

/s/ Rodney L. Piatt
By: Rodney L. Piatt
Title: Chairman, Compensation Committee

/s/ Edward J. Borkowski Edward J. Borkowski

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